UNITED STATES
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LCA-Vision Inc.
(Name of Registrant as Specified in its Charter)

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On February 27, 2009, LCA-Vision Inc. released the following press release.

News Release

Glass Lewis Recommends Shareholders Support LCA-Vision Board of Directors
And Reject All Three Proposals by Dissident Joffe Group

Urges LCA-Vision Stockholders to Vote GOLD

CINCINNATI (February 27, 2009) – LCA-Vision Inc. (NASDAQ: LCAV) announces that Glass Lewis & Co., LLC, a leading independent research and proxy advisory firm, today recommended that LCA-Vision stockholders vote to retain the Company’s current Board of Directors and reject all of the proposals, including the removal of the current Directors and election of replacement Directors, in the Joffe Group’s consent solicitation.

In short, Glass Lewis recommends that LCA-Vision stockholders vote the GOLD card on all three proposals.

In its report, Glass Lewis concludes that:

•	The incumbent directors of LCA-Vision are in the best position to guide the Company during a turnaround period.
•
The current management team has articulated a plan to enhance shareholder value by: 1) preserving cash through cash and expense management; 2) enhancing marketing strategies; 3) expanding the Company’s marketing presence into new domestic markets; and 4) expanding the existing business model into other complementary medical procedures and services through a new Lifetime Vision model.

•	The Joffe Group’s operations plan and business strategy as presented are “particularly thin.”
•
Glass Lewis cannot support the appointment of Stephen Joffe as a Director, in light of accounting discrepancies at the Company during the tenure of Joffe Group members Stephen Joffe, Craig Joffe and Alan Buckey as senior executive officers of the Company.

•	The Company, under Stephen Joffe’s leadership (and while Alan Buckey was CFO), “was not effectively managing its financial reporting practices or lacked internal accounting expertise.”
•	Edward VonderBrink, as chairman of the audit committee at Streamline Health Solutions, “has not performed that responsibility to the satisfaction of the Streamline shareholders.”
•	The remainder of the Joffe Group’s nominees do not “provide any unique or necessary experience” that would benefit the Company.
•	LCA-Vision’s performance has been, on balance, in line with the Company’s closest competitor.

“We are delighted that Glass Lewis has recommended that our stockholders reject all three Joffe Group proposals, as it is consistent with our belief that current management and the Board of Directors are diligently working in concert to build stockholder value,” said Steven Straus, LCA-Vision chief executive officer.  “We have undertaken a multi-initiative plan that encompasses all aspects of our business with the goals of transitioning to a sustainable growth model, while managing our cash.  We are realizing tangible results of our plan as evidenced by our increase in market share to 11.9% in the fourth quarter of 2008 from 10.5% in the third quarter.  We believe we are on the right track and urge our stockholders to vote for our current Board and management team.”

Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and
www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com., or from Georgeson.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

  Earning Trust Every Moment.
                                                                    Transforming Lives Every Day.
For Additional Information

Company Contact: Barb Kise LCA-Vision Inc. 513-792-9292	Investor Relations Contact: Jody Cain Lippert/Heilshorn & Associates 310-691-7100

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